Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

EDAP TMS S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, €0.13 nominal value per share, reserved for issuance upon the acquisition of shares issuable under the 2025 Restricted Stock Unit (Free Share) Plan	457(c) and 457(h)	600,000	2.24[1]	1,344,000	0.0001531	$205.77
Total Offering Amounts					1,344,000		$205.77
Total Fee Offsets							—
Net Fees Due							$205.77

(1) The Ordinary Shares being registered under this registration statement may be represented by the Registrant’s American Depositary Shares. Each American Depositary Share represents one Ordinary Share. American Depositary Shares issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6EF (File No. 333-176843).

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional Ordinary Shares, €0.13 nominal value per share, of the Registrant, as may become issuable pursuant to the anti-dilution provisions of the 2025 Restricted Stock Unit (Free Share) Plan described herein or upon a share split, share dividend or similar transaction as provided in the 2025 Restricted Stock Unit (Free Share) Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the price of $2.24145 per ADS, which was the average of the high and low prices of the ADS as reported on NASDAQ for May 13, 2025, which date is within five business days prior to the filing of this Registration Statement.